NUMBER

CERT.9999

Zensitive Holding Limited

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.0001 PAR VALUE CLASS A ORDINARY SHARES

SHARES

*******9,000,000,000*******

CUSIP 999999ZZ9

CLASS A
ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF
Zensitive Holding Limited

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:__________________________
AUTHORIZED SIGNATURE

Director

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